Exhibit 10.2
Employment Arrangement Letter, dated as of November 8, 2018, by and between Daniel L. Urness and Cavco Industries, Inc.

November 8, 2018

Daniel L. Urness
[Address]
[City, State Zip]

Re: Employment Arrangement Letter (the “Letter”)

Dear Dan:

Given that you are becoming the President and Acting Chief Executive Officer of Cavco Industries, Inc., a Delaware corporation (“Cavco” or the “Company”) on even date herewith, I wanted to set forth the understanding of you (herein, “Executive”) and the Company (through the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, pursuant to powers and authority delegated by the Board to the Committee) with respect to your compensation going forward.

1.
Salary: Commencing on November 8, 2018 (the “Commencement Date”), your salary (the “Base Salary”) will be $255,000 per year, subject to customary deductions for taxes and other withholdings, payable in accordance with the Company’s customary payroll practices.

2.
Annual Incentive Bonus: Your bonus for fiscal year ending March 2019 will be a hybrid bonus computed as the amount you would have earned under your original bonus arrangement for fiscal year 2019 while you worked as the Company’s Chief Financial Officer (which was previously disclosed in the Company’s filings with the SEC), prorated for the portion of the fiscal year while you were the Chief Financial Officer of the Company, plus a bonus to be determined in the Employment Agreement to be entered into by you and the Company at a later date (the “Employment Agreement”) (assuming that you and the Company (through the Committee) can reach a mutually acceptable Employment Agreement, which neither you nor the Company are obligated to do), as described below, for the period of time from the Commencement Date through and including the last day of the fiscal year ending March 2019.

3.
Equity Awards: You will be eligible to receive one or more grants of equity in the stock of the Company, in amounts and upon such terms and conditions as the Compensation Committee and/or the Board shall determine, and such awards to be made during the fiscal year ending March 2019 will be reflected in the Employment Agreement.

4.
Non-Competition Provisions: You and the Company (through the Committee) will agree to the terms of mutually acceptable non-competition provisions that will affect your ability to work for or perform services for other persons or companies in the event you are no longer employed by the Company under certain circumstances. The non-competition provisions will be set forth in detail in the Employment Agreement.

5.
Change of Control: We want to provide you (defined as the “Executive”) with certain protection under certain circumstances in the event of a change in control of the Company. Accordingly, if within two years after the occurrence of a Change in Control (as defined in that certain Amended and Restated Employment Agreement, dated as of April 1, 2011 (the “Former CEO Employment Agreement”), by and between Joseph Stegmayer and the Company), the Executive’s employment is terminated as the result of a Termination Without Cause (as defined in the Former CEO Employment Agreement), and such termination constitutes a Separation from Service (as defined in Section 10 of the Former CEO Employment Agreement), the Company will pay to the Executive a lump sum termination payment equal to three times the Executive’s Base Salary. Subject to Section

10 of the Former CEO Employment Agreement, the lump sum termination payment described in this Section 5 will be paid to the Executive within 65 days following the Executive’s Separation from Service. The Executive may not select the calendar year of payment. The defined terms of the Former CEO Employment Agreement used in this Letter are hereby incorporated into this Letter, notwithstanding any termination or amendment of such Former CEO Employment Agreement. To avoid any confusion, we both agree that the term “Executive” as used in this Section 5 refers to you, Daniel L. Urness.

6.
Employment Agreement. It is the intention of the Committee (or the Compensation Committee of the Board) and you to negotiate and enter into a mutually acceptable Employment Agreement between you and the Company, which agreement will contain additional, substantive provisions and will supersede and replace this Letter. It is my goal that such Employment Agreement would be negotiated and executed within 30 days of this Letter, but in no event later than December 31, 2018 if such an agreement can be reached by you and the Company (through the Committee).

7.
Employment at Will. You acknowledge that you are and remain an employee at will with the Company, and this Letter does not confer on you any long-term employment arrangement with you. Any such arrangement for a relationship that is not one of employment-at-will would be contained, if such is the agreement of you and the Company (through the Committee), in the Employment Agreement.

8.
Reimbursement of Expenses. The Company agrees to promptly reimburse you, or (at your sole option) directly pay any invoice submitted to the Company, for costs and expenses (including, without limitation, attorneys’ fees and costs) that you incur relating to your acceptance of this position; review of associated agreements, bylaws, insurance policies, and other corporate documents; preparation and negotiation of this Letter; and preparation and negotiation of the subsequent Employment Agreement, provided that the amount to be reimbursed or paid by the Company under this Section 8 shall be limited to $30,000.

9.
Governing Law; Jurisdiction; Venue. This Letter and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by, construed, interpreted, and enforced in accordance with the substantive laws of the State of Arizona, without reference to any conflict-of-law rule, principle, statute, or regulation that would result in the application of any other laws. You and the Company each hereby waives any objection that either may have to the jurisdiction of the courts, state or federal, located in Maricopa County, Arizona. You and the Company each agrees that the sole and exclusive venue for any dispute arising out of or relating to this Letter shall be the courts, state or federal, of competent jurisdiction located in Maricopa County, Arizona.

If the foregoing is acceptable to you, then please indicate your agreement to be bound by the terms of this Letter by executing this Letter in the space provided below and returning a copy to me. Upon the execution of this Letter by you and by me on behalf of the Audit Committee, this Letter shall be binding on both you and the Company.

Very truly yours,

CAVCO INDUSTRIES, INC.,
a Delaware corporation

/s/ William C. Boor
William C. Boor
Chairman, Audit Committee
Board of Directors

AGREED TO AND ACCEPTED AS OF
THIS 8TH DAY OF NOVEMBER, 2018

/s/ Daniel L. Urness
Daniel L. Urness